UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT: September 13, 2016
(Date of earliest event reported)

Forbes Energy Services Ltd.
(Exact Name of Registrant as Specified in Its Charter)

Texas	001-35281	98-0581100
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

3000 South Business Highway 281 Alice, Texas		78332
(Address of Principal Executive Offices)		(Zip Code)

(361) 664-0549

(Registrant's Telephone Number, Including Area Code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 – Entry into a Material Definitive Agreement
As previously disclosed, on July 15, 2016, Forbes Energy Services Ltd., or the Company, and its subsidiaries, or the Guarantor Subs, entered into a forbearance agreement, of the Indenture Forbearance Agreement, with holders of over a majority of the Company’s 9% senior notes due 2019, or the Forbearing Holders, pursuant to the indenture, dated as of June 7, 2011, among the Company, as issuer, the Guarantor Subs, as subsidiary guarantors, and Wells Fargo Bank, National Association, as trustee, governing the terms of the 9% senior notes due 2019, or the Indenture. Pursuant to the Indenture Forbearance Agreement, the Forbearing Holders agreed that they would forbear through September 16, 2016 from exercising default remedies or accelerating any indebtedness under the Indenture resulting from the Company’s failure to make its semi-annual interest payment due on June 15, 2016 on the 9% senior notes due 2019.
On September 13, 2016, the Company, the Guarantor Subs and the Forbearing Holders agreed to amend the Indenture Forbearance Agreement to extend the forbearance period thereunder until the earlier to occur of (i) 11:59 p.m. prevailing Central Time on October 14, 2016 and (ii) certain other specified events under the terms of the Indenture Forbearance Agreement. The Company remains in active discussions with the Forbearing Holders with respect to a proposed financial restructuring of the Company.
The foregoing description is a summary and is qualified in its entirety by reference to the full text of the amendment to the Indenture Forbearance Agreement, a copy of which is attached hereto as Exhibit 10.1 and is hereby incorporated by reference.

Item 9.01 – Financial Statements and Exhibits

(d)	Exhibits.
10.1
Amendment No. 1 to the Forbearance Agreement, dated as of September 13, 2016, by and among Forbes Energy Services Ltd., as issuer, or the Issuer, of the 9% senior notes due 2019, or the Notes, issued pursuant to that certain indenture dated as of June 7, 2011 by and among the Issuer, the Guarantors (as defined below) and Wells Fargo Bank, National Association, as trustee, Forbes Energy Services, LLC, TX Energy Services, LLC, C.C. Forbes, LLC and Forbes Energy International, LLC, or the Guarantors, and certain beneficial holders of the Notes party thereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Forbes Energy Services Ltd.
Date: September 16, 2016                By: /s/ L. Melvin Cooper
L. Melvin Cooper
Senior Vice President and Chief Financial Officer